Exhibit 99.1

FIRST HORIZON ANNOUNCES DISMISSAL LAW SUIT

ALPHARETTA, GA. (October 4, 2004) — First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced that the U.S. District Court for the Northern District of Georgia has dismissed, without prejudice, the class action law suit filed by certain of the Company’s investors against the Company and certain former and current officers.  The dismissed class action law suit alleged in general terms that the Company and certain former and current officers violated Sections 11 and 12(a)(2) of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and that they had made materially false and misleading statements to the market in connection with the Company’s public offering on April 24, 2002 and thereafter relating to alleged “channel stuffing” activities.

Although the class action law suit was dismissed, the Court granted the plaintiffs the right to refile their class action law suit provided that the plaintiffs pay all of the defendants fees and costs associated with filing the motions to dismiss the class action law suit.

First Horizon Background

                First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com